Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                           For the Three months        For the Six Months
                                              ended June 30,             Ended June 30,

                                            2001          2000        2001         2000
                                         ----------   ----------   ----------   ----------

Net income available to
   common shareholders                   $  240,015   $  674,254   $  866,869   $1,722,965
                                         ----------   ----------   ----------   ----------

Determination of shares:
   Weighted average common shares
   outstanding (basic)                    3,727,589    3,841,822    3,727,589    3,897,226
   Assumed conversion of stock options         --          1,678         --          1,446
                                         ----------   ----------   ----------   ----------

   Weighted average common shares
   outstanding (diluted)                  3,727,589    3,843,500    3,727,589    3,898,672
                                         ==========   ==========   ==========   ==========

Basic earnings per share                 $     0.06   $     0.18   $     0.23   $     0.44
                                         ==========   ==========   ==========   ==========
Diluted earnings per share               $     0.06   $     0.18   $     0.23   $     0.44
                                         ==========   ==========   ==========   ==========
